FIRST AMENDMENT TO THE
FUND ACCOUNTING SERVICING AGREEMENT

THIS FIRST AMENDMENT effective as of April 1, 2018, to the Fund Accounting Servicing Agreement, dated as of April 11, 2016 (the “Agreement”), is entered into by and between TRUST FOR PROFESSIONAL MANAGERS, a Delaware business trust, (the “Trust”) on behalf of the Marketfield Fund (the “Fund”) and U.S. Bancorp Fund Services, LLC, a Wisconsin limited liability company (“USBFS”).

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the Trust and USBFS desire to amend the fees of the Agreement; and

WHEREAS, Section 15 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree as follows:

Exhibit B of the Agreement is hereby superseded and replaced with Amended Exhibit B attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

TRUST FOR PROFESSIONAL MANAGERS	U.S. BANK NATIONAL ASSOCIATION
By: /s/ John P. Buckel	By: /s/ Anita M. Zagodnik
Name: John P. Buckel	Name: Anita M. Zagodnik
Title: President	Title: Senior V.P.

Marketfield Fund - 4/2018

Amended Exhibit B to the Trust for Professional Managers
Fund Accounting Servicing Agreement – Marketfield Fund

Fund Accounting, Fund Administration & Portfolio Compliance, and Chief Compliance Officer (CCO) Services Fee Schedule effective at April, 2018

Annual Fee Based Upon Average Net Assets Per Fund*
___ basis points on the first $___
___ basis points on the next $___
___ basis point on the balance above $___
Minimum monthly fee:  $___ per fund
▪ Includes up to 5 classes of shares

Annual Discount of $___/year applied for period February 2018 – January 2019

Services Included in Annual Fee Per Fund
▪	Advisor Information Source – On-line access to portfolio management and compliance information.
▪	Daily Performance Reporting – Daily pre and post-tax fund and/or sub-advisor performance reporting.
▪	USBFS Legal Administration (e.g., registration statement update)
Pricing Services
▪	$___ - Domestic Equities, Options, ADRs, Foreign Equities
▪	$___ - Domestic Corporates, Convertibles, Governments, Agencies, Futures, Forwards, Currency Rates, Mortgage Backed
▪	$___ - CMOs, Municipal Bonds, Money Market Instruments, Foreign Corporates, Convertibles, Governments, Agencies, Asset Backed, High Yield
▪	$___ - Interest Rate Swaps, Foreign Currency Swaps, Total Return Swaps, Total Return Bullet Swaps
▪	$___ - Bank Loans
▪	$___ - Swaptions
▪	$___ - Credit Default Swaps
▪	$___ per Month Manual Security Pricing (>25per day)
Fair Value Services (Charged at the Complex Level)
▪	$___ per security on the First 100 Securities
▪	$___ per security on the Balance of Securities

NOTE: Prices above are based on using U.S. Bancorp primary pricing service which may vary by security type and are subject to change.  Use of alternative and/or additional sources may result in additional fees.
Corporate Action Services
▪	$___ per Foreign Equity Security per Month
▪	$___ per Domestic Equity Security per Month

Factor Services (security paydown factor data)
▪	$___ per CMOs, Asset Backed, Mortgage Backed Security per Month
Chief Compliance Officer Annual Fees (Per Advisor Relationship per Fund)*
▪	$___ for the first fund (subject to Board approval)
▪	$___ for each additional fund (subject to change based on Board review and approval)
▪	$___ per sub-advisor per fund

Third Party Administrative Data Charges (descriptive data for each security)
▪	$___ per security per month for fund administrative

Legal Fees for the reorganization
▪	USBFS will waive our fees but trust counsel (Godfrey & Kahn) fees will apply

Prices above are based on using U.S. Bancorp standard data pricing services and are subject to change.

Miscellaneous Expenses
All other miscellaneous fees and expenses, including but not limited to the following, will be separately billed as incurred:
Fair Value Services, SWIFT processing, customized reporting, third-party data provider costs (including Bloomberg, S&P, Moody’s, Morningstar GICS, MSCI, Lipper, etc.), postage, stationery, programming, special reports, proxies, insurance, EDGAR/XBRL filing, retention of records, federal and state regulatory filing fees, , third party auditing and legal expenses, wash sales reporting (GainsKeeper), tax e-filing, PFIC monitoring, conversion expenses (if necessary) and travel related costs.

Marketfield Fund - 4/2018

Amended Exhibit B (continued) to the Trust for Professional Managers
Fund Accounting Servicing Agreement – Marketfield Fund

Fund Accounting, Fund Administration & Portfolio Compliance, and Chief Compliance Officer (CCO) Services Fee Schedule (continued) effective at April, 2018

Additional Services
Additional services not included above shall be mutually agreed upon and documented on the Additional Services fee schedule: additional legal administration (e.g., subsequent new fund launch), daily compliance testing, Section 18 compliance testing, Section 15(c) reporting, equity & fixed income attribution reporting, and additional services mutually agreed upon.
Fees are calculated pro rata and billed monthly.

Advisor’s signature below acknowledges approval of the fee schedules above on this Exhibit B.

By:  Marketfield Asset Management LLC

Name: /s/ Michael Shaoul

Title:  CEO

Date:   April 25, 2018

Marketfield Fund - 4/2018